EXHIBIT  99.4

                                 GLEN MACDONALD

                              420 - 625 Howe Street
                           Vancouver, British Columbia
                                 Canada, V6C 2T6

                   (Office:  604-608-0223  Cel: 604-719-8129)

January  25,  2005

To  whom  it  May  Concern:

RE:     STANFORD  MANAGEMENT  LTD.  (THE  "COMPANY")

I hereby wish to confirm, in writing, that I will subscribe for shares under a prospectus offering by the Company sufficient to meet the minimum offering requirement of 250,000 common shares at a price of $0.20 per share for a total amount of $50,000 before the minimum offering expires in two years from the effective date of this prospectus.

Yours  very  truly;

/s/  "Glen  Macdonald"

Glen  Macdonald
Professional  Geologist